Exhibit 10.16
STRATEGIC EDUCATION, INC. FORM OF RESTRICTED STOCK AGREEMENT (PERFORMANCE BASED) GRANTED UNDER THE 2018 EQUITY COMPENSATION PLAN (2021)
STRATEGIC EDUCATION, INC.
2018 EQUITY COMPENSATION PLAN
RESTRICTED STOCK AGREEMENT
Strategic Education, Inc., a Maryland corporation (the “Corporation”), hereby grants shares of its common stock, $.01 par value (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth below and in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attached Restricted Stock Agreement (together the “Agreement”), and in the Corporation’s 2018 Equity Compensation Plan (the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by Grant:
Vesting:

Subject to special provisions for Termination of Service, Approved Retirement, and Change in Control Resulting in Termination as described in the Agreement and the Plan, the restricted stock will vest based on the attainment of specified performance goals, as set forth on the attached Exhibit A and as follows:
•

Cash Dividends:	Grantee will have the right to receive any cash dividends declared or paid on the restricted stock unless and until forfeited.
By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is attached. IN PARTICULAR, YOU ACKNOWLEDGE THAT YOUR SIGNING BELOW AND ACCEPTANCE OF THIS RESTRICTED STOCK GRANT CONSTITUTES YOUR ACCEPTANCE OF THE RESTRICTIVE COVENANTS (AS DEFINED BELOW), INCLUDING NON-COMPETITION PROVISIONS, CONTAINED IN THE AGREEMENT. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.
Grantee:    _________________________________________________________________
(Signature)
Corporation:    _________________________________________________________________
(Signature)
    Title:_____________________________________________________________

Attachment
This is not a stock certificate or a negotiable instrument.

STRATEGIC EDUCATION, INC.
2018 EQUITY COMPENSATION PLAN
RESTRICTED STOCK AGREEMENT

Restricted Stock	This grant is an award of Stock in the number of shares set forth on the cover sheet subject to the vesting conditions set forth in the cover sheet and described below (“Restricted Stock” or the “Award”).
Transfer of Unvested Restricted Stock	To the extent not yet vested, your Restricted Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process. If you attempt to do any of these things, you will immediately forfeit the shares of Restricted Stock.
Issuance and Vesting
The Corporation will issue your Restricted Stock in the name set forth on the cover sheet of this Agreement as of the Grant Date.
Your right to the Stock under this Restricted Stock Agreement vests in accordance with the vesting criteria (if any) and schedule on the cover sheet and Exhibit A.
Notwithstanding the vesting criteria (if any) and schedule on the cover sheet and in Exhibit A, the shares of Restricted Stock shall become fully vested upon the occurrence of your death or Disability, or a Change in Control Resulting in Termination. For purposes of this Agreement, a Change in Control Resulting in Termination shall occur when there is a Change in Control, as that term is defined in the Plan, and (1) your employment with the Corporation is terminated without cause within six (6) months of the effective date of the Change in Control or (2) there occurs a material reduction in your authority, functions, duties or responsibilities which causes your resignation from the Corporation within six (6) months of the effective date of the Change in Control.
No additional shares of Restricted Stock will vest after your Service has terminated for any reason other than death or Disability, an Approved Retirement, or a Change in Control Resulting in Termination.
For purposes of the vesting of this Award, your Service will be considered terminated on the date you have given notice of your intent to terminate your employment (the “Notice Date”) pursuant to the terms of your employment agreement with the Corporation or any of its Affiliates or otherwise, regardless of whether you remain an employee of the Corporation beyond the Notice Date. No additional Shares of Restricted Stock will vest after the Notice Date.
This award of Restricted Stock, either at all or for particular periods, will not be applied or interpreted to provide any commission, bonus, or other incentive payment based directly or indirectly upon success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of funds under Title IV of the Higher Education Act, except as permitted by law.

Evidence of Issuance
The issuance of the Stock under the grant of Restricted Stock evidenced by this Agreement shall be evidenced in such a manner as the Corporation, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration or issuance of one or more share certificates (which may be held in escrow at the option of the Corporation until vested), with any unvested shares of Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Forfeiture of Unvested Stock and Dividends
In the event that your Service terminates for any reason other than death, Disability, Approved Retirement, or a Change in Control Resulting in Termination, you will forfeit to the Corporation all of the shares of Stock subject to this grant that have not yet vested, and you agree to remit to the Corporation within thirty (30) days an amount in cash equal to all dividends paid to you by the Corporation with respect to such unvested Restricted Stock.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Board may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Approved Retirement
If your Service terminates on or following the date of your Approved Retirement (as defined below) your shares of Restricted Stock will remain outstanding and be eligible to satisfy the vesting criteria (if any) and schedule on the cover sheet and in Exhibit A.
For purposes of this Restricted Stock award, “Approved Retirement” shall mean the date on which the following three conditions are satisfied: (a) you are Retirement Eligible (as defined below), (b) you have applied for retirement from the Corporation and the Corporation has approved your application for retirement (the “Retirement Approval Date”), and (c) you remain in continuous Service with the Corporation for six (6) months following the Retirement Approval Date.
For purposes of this Restricted Stock award, “Retirement Eligible” shall mean the later of (i) your attainment of 63 years of age with 10 or more years of Service to the Corporation (or a qualified predecessor) and (ii) the first anniversary of the Grant Date.

Death or Disability	If your Service terminates because of your death, then your shares of Restricted Stock will immediately become fully vested. If your Service terminates because of your Disability, then your shares of Restricted Stock will immediately become fully vested.

Escrow
If the Restricted Stock is certificated, the certificates for the Restricted Stock shall be deposited in escrow with the Secretary of the Corporation to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate. The deposited certificates shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Corporation, you shall be issued an instrument of deposit acknowledging the number of shares of Stock delivered in escrow to the Secretary of the Corporation.
If so noted on the cover page, all regular cash dividends on the Stock (or other securities at the time held in escrow) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Corporation’s outstanding common stock as a class effected without receipt of consideration or in the event of a stock split, a stock dividend or a similar change in the Corporation Stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Stock shall be immediately delivered to the Secretary of the Corporation to be held in escrow hereunder, but only to the extent the Stock is at the time subject to the escrow requirements hereof.
The release of any vested shares (or other vested assets and securities) from escrow shall be effected within thirty (30) days following the date on which such shares first become vested.

Withholding Taxes
You agree, as a condition of this Agreement, that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to your Restricted Stock and the issuance of shares of Stock with respect to the Restricted Stock under this Agreement. Prior to the occurrence of any event involving the Restricted Stock that the Corporation or an Affiliate determines may result in any tax withholding obligation (e.g., vesting), whether United States federal, state or local taxes or any applicable foreign taxes and including any employment tax obligation (the “Tax Withholding Obligation”), and except in cases in which you make an election under Section 83(b) of the Code as provided below, you must agree to the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Corporation, including by means of one of the following methods:
(i)By Share Withholding. Unless the Corporation permits you to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, you authorize the Corporation (in the exercise of its sole discretion) to withhold from those unrestricted shares of Stock to be delivered to you upon vesting the whole number of shares sufficient to satisfy the Tax Withholding Obligation. Share withholding will result in the delivery of a lower number of unrestricted shares of Stock to you.
(ii)By Sale of Shares. Unless the Corporation permits you to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, and provided that the terms of this clause (ii) do not violate Section 13(k) of the Securities Exchange Act of 1934, as amended, your acceptance of the Restricted Stock constitutes your instruction and authorization to the Corporation (in the exercise of its sole discretion) and any brokerage firm determined acceptable to the Corporation or an Affiliate for such purpose to sell on your behalf a whole number of shares from those unrestricted shares of Stock to be delivered to you upon vesting of the shares of Restricted Stock as the Corporation or an Affiliate determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, and you agree to indemnify and hold the Corporation and its Affiliates harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Corporation agrees to pay such excess in cash to you. You acknowledge that the Corporation or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation. Accordingly, you agree to pay to the Corporation or an Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.
(iii)By Check, Wire Transfer or Other Means. At any time not less than sixty (60) days (or such fewer number of days as determined by the Committee or its designee) before any Tax Withholding Obligation arises (e.g., a vesting date), and provided that at the time of such request the Corporation is not in a “black-out period” and/or subject to applicable securities laws that could subject you to liability for engaging in any transaction involving the sale of the Corporation’s common stock, you may request permission to satisfy the Tax Withholding Obligation by check, wire transfer or other means, by submitting such request, in writing, to the Corporation. Alternatively, the Corporation may require that you satisfy any Tax Withholding Obligation in any such manner. If the Corporation approves your request, or so requires, within five (5) business days of a vesting date (or such fewer number of days as determined by the Committee or its designee) you must deliver to the Corporation the amount that the Corporation determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Corporation may direct, (y) delivery of a certified check payable to the Corporation, or (z) such other means as specified from time to time by the Committee or its designee.

Section 83(b) Election
Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price (if any) paid for the shares of Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Stock described above. You may elect to be taxed at the time the shares are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date, in an amount equal to the Tax Withholding Obligation that the Corporation or an Affiliate determines is required to be withheld under applicable tax laws with respect to the shares. You may satisfy the foregoing requirement by making a payment to the Corporation in cash or, with the consent of the Corporation, by authorizing the Corporation or an Affiliate to withhold cash otherwise due to you. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the shares on the Grant Date. The form for making this election is attached as Exhibit B hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.
YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE CORPORATION’S, TO DETERMINE WHETHER OR NOT TO MAKE A FILING, AND IF YOU DETERMINE TO MAKE SUCH A FILING, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

Non-Competition
In addition to, and not in lieu of, any actions otherwise prohibited by an employment or other agreement between the Corporation and you, and to the extent permitted by applicable professional regulations, during the period you are providing Services to the Corporation and for a period of one year after your employment ends (the “Restricted Period, within the Geographic Territory, you agree that you shall not directly or indirectly, engage in Competitive Activity for a Competing Company.

For purposes of this Agreement, the phrase “Competing Company” means yourself and/or any business, company, entity, activity, or enterprise, which is then directly competitive with the business of the Corporation or any division or operation of the Corporation or any of its subsidiaries or affiliated companies (collectively, the “Company Group”). For the avoidance of doubt, you acknowledge that businesses competitive with the Company Group shall include those that engage in: (i) the business of providing for-profit post-secondary education, non-degree course offerings, online competency-based course offerings, and investment in related third party technologies and companies, and (ii) such other related businesses in which a member of the Company Group may be engaged as of the date that you ceased providing Services for the Corporation, or in the 12 months prior to such date. [REDACTED] A Competing Company includes, but is not limited to, the following institutions and companies: [__________].

For purposes of this Agreement, the phrase “Competitive Activity” means acting for yourself and/or as an owner, stockholder, partner, manager, member, lender, agent, consultant, or employee (wherein you would serve in the same or similar position(s) for a Competing Company for which you provided Service with the Corporation or any of its subsidiaries), or acting in any other capacity that would result in your performing duties in direct competition with the Company Group or any of the potential businesses or programs that you knew or had reason to know were in development by the Company Group during the period of your employment, and/or which would likely result in your use or disclosure of the Corporation’s trade secrets and/or confidential information; provided, however, this clause shall not prohibit you from acting as an employee or contractor for any such person or entity if, in such capacity, you have no direct or indirect responsibilities for any aspect of such person’s or entity’s business that competes with (or is materially planning to compete with) the Corporation. Competitive Activity does not include merely holding a passive investment of less than five percent (5%) ownership in any publicly-traded Competing Company.
Finally, you acknowledge that because the Corporation and its subsidiaries and affiliated companies operate on a national scale, throughout the United States, through physical campuses as well as extensive, on-line learning programs which are utilized by students in all 50 states of the United States as well as in certain foreign countries, that the term “Geographic Territory” as used above is defined as follows, and is reasonable and necessary to protect the Corporation’s interests:

(a) In the county(ies), state(s) or province(s) of the office(s) in which you are (or were, during the last two years of your Service with the Corporation) assigned to work for the Corporation; and
(b) In the state(s) or province(s) over which you have or (or had, during the last two years of your Service with the Corporation) management or supervisory responsibility concerning the business of the Company Group; and
(c) In any country in which you work (or worked, during the last two years of your Service with the Corporation) for the Corporation related to the business of the Company Group in such country (or countries, as applicable), including but not limited to your exposure to the Corporation’s trade secrets and/or confidential information that could be used on behalf of a Competing Company in such country (or countries, as applicable).

Non-Disclosure; Non-Solicitation
During the Restricted Period, you shall not engage in the actions described below, which restrictions are in addition to, and not in lieu of, any actions otherwise prohibited by an employment or other agreement between the Corporation and you. Accordingly, it shall be a violation of this Agreement for you to take any of the following actions during the Restricted Period: without the written consent of the Corporation, directly or indirectly solicit or direct anyone else to solicit any officer or key employee of the Corporation (a) to terminate his or her employment or other relationship with the Corporation or (b) to seek or accept employment with you or any third party (including but not limited to forwarding or providing a resume or a candidate); provided that the foregoing shall exclude actions which are the result of persons responding to general advertisements and do not involve any solicitation on your part.
It shall further be a violation of this Agreement for you to take any of the following actions during the Restricted Period: without the written consent of the Corporation, directly or indirectly solicit or direct anyone else to solicit any existing or prospective students/learners or business customers for the purpose of providing products or services the same as or substantially similar to the goods or services provided or offered by the Corporation. The Corporation’s students/learners, customers and prospective students/learners and customers to whom this provision applies include those: (i) whom you became aware of, or accessed, received, or reviewed information about during your employment with the Corporation; and/or (ii) with whom you had contact during your employment with the Corporation.
During the period of your Service to the Corporation and at all times thereafter you shall not engage in the actions described below, which restrictions are in addition to, and not in lieu of, any actions otherwise prohibited by an employment or other agreement between the Corporation and you. Accordingly, it shall be a violation of this agreement for you to take any of the following actions during the period of your Service to the Corporation and at all times thereafter: fail to keep strictly confidential all confidential business information disclosed by the Corporation to you, or which is obtained by you or otherwise disclosed to you in connection with performing Services for the Corporation, or use any such confidential information for any purpose other than performing Services for the Corporation; provided, however, that the foregoing shall not apply to information which (1) at the time of disclosure to you is already a matter of public knowledge, (2) after disclosure to you becomes a matter of public knowledge, except by your breach of this provision, (3) was already in your possession at the time of disclosure and does not solely constitute specific and detailed information regarding the Corporation (it being acknowledged that you possessed extensive industry experience and general knowledge of the education sector prior to joining the Corporation); or (4) which is required to be disclosed by law or regulation.
You acknowledge and agree that any material breach by you of any of the provisions of this Section and the section titled “Non-Competition” above (collectively, the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you materially breach, or threaten to materially breach, any of the Restrictive Covenants, the Corporation and its Affiliates shall have the right to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. These rights and remedies shall be in addition to, and not in lieu of, all other rights and remedies available to the Corporation and its Affiliates under law or in equity (including, without limitation, the recovery of damages). In addition, in the event of such a material breach of any of the Restrictive Covenants the Corporation shall have the right to cause a forfeiture of your Restricted Stock Agreement and the value of any shares of Restricted Stock that vested in the twelve (12) months prior to your material breach.

You acknowledge that your agreement to the Restrictive Covenants is a condition of your Service or continued Service in which you have accepted the benefits of this Agreement, and that the Restrictive Covenants are ancillary to such Service and supported by adequate consideration. In entering into this Agreement, you agree that the Restrictive Covenants are reasonable in all respects and necessary to protect the Corporation’s confidential information, goodwill, customer relationships, and other legitimate business interests. You further acknowledge and agree that the Restrictive Covenants do not impose an undue hardship on you and do not violate public policy.
The Restrictive Covenants, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

Retention Rights
Neither your Restricted Stock nor this Agreement give you the right to be retained by the Corporation (or any Subsidiaries) in any capacity, and subject to applicable legal requirements or contractual provisions, the Corporation (and any Subsidiaries) reserve the right to terminate your Service at any time and for any reason subject to the terms of your employment agreement, if applicable.

Clawback
This Award is subject to mandatory repayment by you to the Corporation to the extent you are or in the future become subject to any Corporation “clawback” or recoupment policy that requires the repayment by you to the Corporation of compensation paid by the Corporation to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.
If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Corporation the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.
Notwithstanding any other provision of the Plan or any provision of this Agreement, if the Corporation is required to prepare an accounting restatement, then you shall forfeit any cash or Stock received in connection with this Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery if you no longer hold the Stock) if pursuant to the terms of this Agreement, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in this Agreement (including earnings, gains, or other performance criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.

Shareholder Rights	You have the right to vote the Restricted Stock and if so noted on the cover page, you have the right to receive any cash dividends declared or paid on such stock unless and until forfeited. Any stock distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.
Adjustments	In the event of a stock split, a stock dividend or a similar change in the Corporation stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.
Legends	All certificates representing the Stock issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this grant of Restricted Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded. For the avoidance of doubt, this Agreement and the Plan are in addition to and complement (and do not supersede or replace) any other obligation that you may have to the Corporation under any other agreement or under any other law (including common law) with respect to confidentiality, non-disclosure, non-competition, or non-solicitation.

Consent to Electronic Delivery
The Corporation may choose to deliver certain informational materials relating to the Plan in electronic form. By accepting this grant you agree that the Corporation will deliver the Plan prospectus and the Corporation's annual report to you in an electronic format available through your E*Trade account.
If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies. Please contact the General Counsel of the Corporation to request paper copies of these documents.

Corporate Activity	Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.
Data Privacy
In order to administer the Plan, the Corporation may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Corporation to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Corporation to process any such personal data.

Code Section 409A
It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Corporation determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Corporation. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A
PERFORMANCE GOALS
AND NUMBER OF SHARES OF STOCK

Performance Goal(s)	Number of Shares Vesting	Date Vesting

EXHIBIT B

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address and social security number of the undersigned:
Name:
Address:

Social Security No. :
2.    Description of property with respect to which the election is being made:
         shares of common stock of Strategic Education, Inc., a Maryland corporation, (the “Corporation”).
3.    The date on which the property was transferred is ____________ __, [ ].
4.    The taxable year to which this election relates is calendar year [ ].
5.    Nature of restrictions to which the property is subject:
The shares of stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Corporation. The shares of stock are subject to forfeiture under the terms of the Agreement.
6.    The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $__________ per share, for a total of $__________.
7.    The amount paid by taxpayer for the property was $__________.
8.    A copy of this statement has been furnished to the Corporation.
Dated: _____________, [ ]
____________________________________
Taxpayer’s Signature

____________________________________
Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION
UNDER INTERNAL REVENUE CODE SECTION 83(b)

    The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:1

    1.    You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

    2.    At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Corporation.

3.    You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.

1 Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.